CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of SunAmerica Series Inc. of our reports dated December 23, 2020, relating to the financial statements and financial highlights, which appear in AIG Active Allocation Fund’s, AIG Multi-Asset Allocation Fund’s, AIG Focused Dividend Strategy Fund’s, AIG Focused Dividend Strategy II Fund’s, AIG Select Dividend Growth Fund’s, and AIG Strategic Value Fund’s Annual Report on Form N-CSR for the year ended October 31, 2020. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

February 25, 2021